Exhibit 99.1

QUEST DIAGNOSTICS REPORTS STRONG PERFORMANCE

IN SECOND QUARTER 2005

LYNDHURST, N.J., JULY 25, 2005—Quest Diagnostics Incorporated (NYSE: DGX), the nation’s leading provider of diagnostic testing, information and services, announced that for the second quarter ended June 30, 2005, net income increased to $149 million, compared to $135 million before special charges of $13.2 million pre-tax, or $0.04 per diluted share, in the second quarter last year. Earnings per diluted share increased 14% to $0.72 in 2005 from $0.63 before special charges in 2004. Including special charges, net income was $127 million, or $0.59 per diluted share in the second quarter of 2004.

Second Quarter Performance

Revenues grew 6.2% over the prior-year level to $1.4 billion. Clinical testing volume, measured by the number of requisitions, increased 5.3%, and revenue per requisition increased 1.2%. Operating income was $261 million, or 19.0% of revenues in 2005. This compares to 2004 operating income, before a special charge, of $240 million, or 18.5% of revenues. Including the special charge, operating income was $230 million, or 17.7% of revenues in 2004. Bad debt expense was 4.3% of revenues, consistent with a year ago. Days sales outstanding improved to 45 days, compared to 47 days a year ago. Cash from operations increased to $234 million from $207 million in 2004. During the quarter, the company repurchased $30 million of its common stock and made capital expenditures of $68 million.

“We reported strong gains during the quarter, with strong revenue growth, improved operating margin and significant cash flow,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer of Quest Diagnostics. “We continue to differentiate ourselves by improving our products and services and strengthening our position in science and technology.”

First Half Performance

For the first half of 2005, net income was $281 million, or $1.36 per diluted share. This compares to net income, before special charges, of $251 million or $1.17 per diluted share for the first half of 2004. Including special charges, 2004 net income was $243 million, or $1.13 per diluted share. Revenues increased 5.6% to $2.7 billion. Operating income was $491 million, or 18.2% of revenues. This compares to operating income, before a special charge, of $449 million, or 17.6% of revenues in 2004. Including the special charge, operating income was $439 million, or 17.2% of revenues in 2004. Cash from operations increased to $371 million from $318 million in 2004. During the first half of 2005, the company repurchased $92 million in common stock and made capital expenditures of $124 million.

Outlook for 2005

The company continues to expect full year earnings per diluted share, adjusted for its recent two-for-one stock split, of between $2.73 and $2.78, an increase of 14% to 16% compared to 2004 diluted earnings per share of $2.39 before special charges. For the full year 2005, revenues are expected to grow between 5% and 6%. Operating income is expected to be between 18% and 19% of revenues; cash from operations is expected to approach $800 million; and capital expenditures are expected to be between $210 million and $230 million.

Quest Diagnostics will hold its second quarter conference call on July 25 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10:30 A.M. on July 25 through 11 P.M. on August 19 to investors in the U.S. by dialing 800-310-4919. Investors outside the U.S. may dial 402-220-3847. No password is required for either number.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: www.questdiagnostics.com.

The statements in this press release, which are not historical facts or information, may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors described in the Quest Diagnostics Incorporated 2004 Form 10-K and subsequent filings.

– Tables follow –

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2005 and 2004

(in millions, except per share and percentage data)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Net revenues	$1,377.5	$1,297.7	$2,697.0	$2,553.4

Operating costs and expenses:
Cost of services	798.7	747.6	1,578.8	1,484.9
Selling, general and administrative	315.6	307.4	624.0	614.9
Amortization of intangible assets	0.9	2.0	1.8	4.1
Other operating expense, net	1.1	10.6	1.3	10.6

Total operating costs and expenses	1,116.3	1,067.6	2,205.9	2,114.5

Operating income	261.2	230.1	491.1	438.9

Other income (expense):
Interest expense, net	(12.6)	(16.4)	(25.4)	(31.0)
Minority share of income	(5.1)	(5.0)	(10.1)	(9.5)
Equity earnings in unconsolidated joint ventures	6.4	5.4	13.6	10.0
Other income (expense), net	(0.6)	(1.2)	0.2	–

Total non-operating expenses, net	(11.9)	(17.2)	(21.7)	(30.5)

Income before taxes	249.3	212.9	469.4	408.4
Income tax expense	100.2	86.0	188.7	165.4

Net income	$149.1	$126.9	$280.7	$243.0

Net income before special charges	$149.1	$134.8	$280.7	$250.9

Earnings per common share:
Basic	$0.74	$0.62	$1.39	$1.18
Diluted	$0.72	$0.59	$1.36	$1.13
Diluted before special charges	$0.72	$0.63	$1.36	$1.17

Weighted average common shares outstanding:
Basic	202.6	206.0	202.2	206.2
Diluted	206.6	216.5	206.3	216.9

Operating income before special charge as a percentage of net revenues	19.0%	18.5%	18.2%	17.6%

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Balance Sheets

June 30, 2005 and December 31, 2004

(in millions, except per share data)

	June 30, 2005	December 31, 2004

Assets
Current assets:
Cash and cash equivalents	$204.1	$73.3
Accounts receivable, net	693.4	649.3
Inventories	76.3	75.3
Deferred income taxes	104.2	83.0
Prepaid expenses and other current assets	66.6	50.2

Total current assets	1,144.6	931.1
Property, plant and equipment, net	659.0	619.5
Goodwill, net	2,524.6	2,506.9
Intangible assets, net	10.5	11.5
Deferred income taxes	24.3	29.4
Other assets	144.6	105.4

Total assets	$4,507.6	$4,203.8

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$710.1	$669.0
Short-term borrowings and current portion of long-term debt	230.1	374.8

Total current liabilities	940.2	1,043.8
Long-term debt	624.2	724.0
Other liabilities	162.9	147.3
Stockholders’ equity:
Common stock, par value $0.01 per share; 300 shares authorized; 213.6 shares issued at both June 30, 2005 and December 31, 2004	2.1	1.1
Additional paid-in capital	2,187.3	2,195.3
Retained earnings	1,063.0	818.7
Unearned compensation	(3.1)	–
Accumulated other comprehensive income	0.6	3.9
Treasury stock, at cost; 10.8 and 17.3 shares at June 30, 2005 and December 31, 2004, respectively	(469.6)	(730.3)

Total stockholders’ equity	2,780.3	2,288.7

Total liabilities and stockholders’ equity	$4,507.6	$4,203.8

Quest Diagnostics Incorporated and Subsidiaries

Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2005 and 2004

(in millions)

	Six Months Ended June 30,

	2005	2004

Cash flows from operating activities:
Net income	$280.7	$243.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	85.5	83.9
Provision for doubtful accounts	119.3	112.3
Deferred income tax provision (benefit)	(10.4)	9.7
Minority share of income	10.1	9.5
Stock compensation expense	0.8	1.0
Tax benefits associated with stock-based compensation plans	19.9	40.0
Other, net	(1.1)	2.6
Changes in operating assets and liabilities:
Accounts receivable	(163.4)	(180.9)
Accounts payable and accrued expenses	14.7	(0.5)
Integration, settlement and other special charges	(1.1)	(16.3)
Income taxes payable	30.2	4.9
Other assets and liabilities, net	(14.7)	8.9

Net cash provided by operating activities	370.5	318.1

Cash flows from investing activities:
Capital expenditures	(123.9)	(90.8)
Business acquisition, net of cash acquired	(19.3)	–
Proceeds from disposition of assets	–	4.7
Increase in investments and other assets	(23.7)	(2.9)

Net cash used in investing activities	(166.9)	(89.0)

Cash flows from financing activities:
Proceeds from borrowings	100.0	304.9
Repayments of debt	(100.5)	(305.6)
Purchases of treasury stock	(92.0)	(271.1)
Exercise of stock options	64.2	66.8
Dividends paid	(33.2)	(30.9)
Distributions to minority partners	(11.3)	(8.3)
Financing costs paid	–	(2.1)

Net cash used in financing activities	(72.8)	(246.3)

Net change in cash and cash equivalents	130.8	(17.2)
Cash and cash equivalents, beginning of period	73.3	155.0

Cash and cash equivalents, end of period	$204.1	$137.8

Cash paid during the period for:
Interest	$25.0	$25.9
Income taxes	$149.0	$112.4

Notes to Financial Tables

1)

On June 20, 2005, the Company effected a two-for-one stock split through the issuance of a stock dividend of one new share of common stock for each share of common stock held by stockholders of record on June 6, 2005. References to the number of common shares and per common share amounts in the accompanying consolidated balance sheets and consolidated statements of operations, including earnings per common share calculations and related disclosures, have been restated to give retroactive effect to the stock split for all periods presented.

2)

Basic earnings per common share is calculated by dividing net income by the weighted average common shares outstanding. Due to a required change in accounting effective December 31, 2004, the Company included the dilutive effect of its contingent convertible debentures in its earnings per share calculations using the if-converted method, regardless of whether or not the holders of these securities were permitted to exercise their conversion rights, and retroactively restated previously reported diluted earnings per common share. References to the previously reported diluted weighted average common shares outstanding, including diluted earnings per common share calculations and related disclosures, have been restated to give effect to the required change in accounting for all periods presented. The debentures were redeemed, principally through a conversion into common shares, as of January 18, 2005. See Note 8.

The computation of basic and diluted earnings per common share (using the if-converted method) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

	(in millions, except per share data)
Net income available to common stockholders – basic	$149.1	$126.9	$280.7	$243.0
Add: Interest expense associated with contingent convertible debentures, net of related tax effects	–	0.7	0.1	1.6

Income available to common stockholders – diluted	$149.1	$127.6	$280.8	$244.6

Weighted average common shares outstanding – basic	202.6	206.0	202.2	206.2
Effect of dilutive securities:
Stock options and restricted common shares granted under the Company’s Employee Equity Participation Program	4.0	4.8	3.8	5.0
Contingent convertible debentures	–	5.7	0.3	5.7

Weighted average common shares outstanding – diluted	206.6	216.5	206.3	216.9

Basic earnings per common share	$0.74	$0.62	$1.39	$1.18

Diluted earnings per common share	$0.72	$0.59	$1.36	$1.13

3)

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and related interpretations and has chosen to adopt the disclosure only provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure – an amendment of FASB Statement No. 123” (“SFAS 148”). The following table presents net income and earnings per share, had the Company elected to recognize compensation cost associated with stock option awards and employee stock purchases under the Company’s Employee Stock Purchase Plan, consistent with the method prescribed by SFAS 123, as amended by SFAS 148:

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

	(in millions, except per share data)
Net income
Net income, as reported	$149.1	$126.9	$280.7	$243.0
Add: Stock-based compensation under APB 25	0.6	0.5	0.8	1.0
Deduct: Total stock-based compensation expense determined under fair value method for all awards, net of related tax effects	(8.6)	(11.0)	(19.2)	(21.8)

Pro forma net income	$141.1	$116.4	$262.3	$222.2

Earnings per common share
Basic – as reported	$0.74	$0.62	$1.39	$1.18

Basic – pro forma	$0.70	$0.57	$1.30	$1.08

Diluted – as reported	$0.72	$0.59	$1.36	$1.13

Diluted – pro forma	$0.68	$0.54	$1.27	$1.03

The fair value of each stock option award granted prior to January 1, 2005 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each stock option award granted subsequent to January 1, 2005 was estimated on the date of grant using a lattice-based option valuation model. Management believes a lattice-based option valuation model provides a more accurate measure of fair value. The expected volatility in connection with the Black-Scholes option-pricing model was based on the historical volatility of the Company’s stock, while the expected volatility under the lattice-based option-valuation model was based on the current and the historical implied volatilities from traded options of the Company’s stock. The weighted average assumptions used in valuing options granted in the periods presented are noted in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Dividend yield	0.7%	0.7%	0.7%	0.7%
Risk-free interest rate	4.0%	3.7%	4.0%	3.1%
Expected volatility	22.4%	47.1%	23.0%	47.2%
Expected holding period, in years	6	5	6	5

4)

Other operating expense, net represents miscellaneous income and expense items related to operating activities including gains and losses associated with the disposal of operating assets. For the three and six months ended June 30, 2004, other operating expense, net includes a $10.3 million charge associated with the acceleration of certain pension obligations in connection with the succession of the Company’s prior CEO.

5)

Interest expense, net for both the three and six months ended June 30, 2004, includes a $2.9 million charge representing the write-off of deferred financing costs associated with the second quarter 2004 refinancing of the Company’s bank debt and credit facility.

6)

For the three months ended June 30, 2005, the Company repurchased approximately 0.6 million shares of its common stock at an average price of $53.03 per share for $30 million. For the six months ended June 30, 2005, the Company repurchased approximately 1.8 million shares of its common stock at an average price of $50.64 per share for $92 million. For the three and six months ended June 30, 2005, the Company reissued approximately 1.2 million and 2.7 million shares for employee benefit plans, respectively. For the six months ended June 30, 2005, the Company has reissued approximately 5.6 million shares in connection with the conversion of its contingent convertible debentures. Since the inception of the share repurchase program in May 2003, the Company has repurchased approximately 26.5 million shares of its common stock at an average price of $40.98 for approximately $1.1 billion. At June 30, 2005, $420 million of the share repurchase authorizations remained available.

7)

Free cash flow represents net cash provided by operating activities less capital expenditures. Free cash flow is presented because management believes it is a useful adjunct to cash flow from operating activities and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company’s ability to fund investing and certain financing activities. Free cash flow is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net cash provided by operating activities to free cash flow:

	Six Months Ended June 30,

	2005	2004

	(in millions)

Net cash provided by operating activities	$370.5	$318.1
Less: Capital expenditures	123.9	90.8

Free cash flow	$246.6	$227.3

8)

In December 2004, the Company called for redemption all of its outstanding contingent convertible debentures due November 2021. Under the terms of the debentures, the holders of the debentures had an option to submit their debentures for redemption at par plus accrued and unpaid interest or convert their debentures into shares of the Company’s common stock at a conversion price of $43.75 per share. The outstanding principal of the debentures at December 31, 2004 was classified as a current liability within short-term borrowings and current portion of long-term debt on the Company’s consolidated balance sheet. As of January 18, 2005, the redemption was completed and $0.4 million of principal was redeemed for cash and $249.6 million of principal was converted into approximately 5.7 million shares of the Company’s common stock.

9)

Net income before special charges excludes the charges associated with the acceleration of certain pension obligations in connection with the succession of the Company’s prior CEO and the second quarter 2004 refinancing of the Company’s bank debt and credit facility. Operating income before special charge excludes the charge associated with the succession of the Company’s prior CEO. Both operating income and net income before special charges, including per common share amounts, are presented because management believes that it is a useful adjunct to other measurements under accounting principles generally accepted in the United States, including reported operating income and net income since it is a meaningful measure of the Company’s on-going operating performance and is on a basis consistent with prior reported results. Operating income before special charge and net income before special charges, including per common share amounts, are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to reported operating income and net income as an indicator of performance. The following tables reconcile operating income and net income before special charges to reported results:

	For the Three Months Ended June 30, 2004

	(in millions, except per share amounts)
		Special Charges Related to:

	Before Special Charges	Acceleration of Certain Pension Obligations	Debt Refinancing	As Reported

Net revenues	$1,297.7	$–	$–	$1,297.7

Operating income	$240.4	$(10.3)	$–	$230.1
Interest expense, net	(13.5)	–	(2.9)	(16.4)

Income before taxes	$226.1	$(10.3)	$(2.9)	$212.9
Income tax expense (benefit)	91.3	(4.1)	(1.2)	86.0

Net income	$134.8	$(6.2)	$(1.7)	$126.9

Earnings per common share:
Basic	$0.66	$(0.03)	$(0.01)	$0.62
Diluted	$0.63	$(0.03)	$(0.01)	$0.59

Operating income as a percentage of net revenues A	18.5%			17.7%

A Calculated by dividing operating income by net revenues

	For the Six Months Ended June 30, 2004

	(in millions, except per share amounts)

		Special Charges Related to:

	Before Special Charges	Acceleration of Certain Pension Obligations	Debt Refinancing	As Reported

Net revenues	$2,553.4	$–	$–	$2,553.4

Operating income	$449.2	$(10.3)	$–	$438.9
Interest expense, net	(28.1)	–	(2.9)	(31.0)

Income before taxes	$421.6	$(10.3)	$(2.9)	$408.4
Income tax expense (benefit)	170.7	(4.1)	(1.2)	165.4

Net income	$250.9	$(6.2)	$(1.7)	$243.0

Earnings per common share:
Basic	$1.22	$(0.03)	$(0.01)	$1.18
Diluted	$1.17	$(0.03)	$(0.01)	$1.13

Operating income as a percentage of net revenues A	17.6%			17.2%

A Calculated by dividing operating income by net revenues